July 18, 2001

Smith Barney Sector Series Inc.
7 World Trade Center
New York, New York  10048

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of shares (the "Shares") of Common Stock, par value $.001 per share, of Smith Barney Sector Series Inc., a Maryland corporation (the "Company"), to be issued in connection with the transaction contemplated by the Company's Plan of Reorganization dated as of July 18, 2001 that is being filed today as an Exhibit to the Company's Registration Statement on Form N-14 under the Act (the "Registration Statement"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein.
We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We are members of the bar of the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York and the federal laws of the United States of America. Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including the State of Maryland) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:
When the Registration Statement has become effective under the Act, the amendment to the Company's Charter reclassifying shares of the Company's Smith Barney Global
Technology Fund into shares of the Company's Smith Barney
Technology Fund (the "Charter Amendment") has been approved by shareholders of Smith Barney Global Technology Fund and accepted for record by the Maryland State Department of Assessments and Taxation and the Shares are issued and sold as contemplated in the Registration Statement and the Charter Amendment, the Shares will be validly issued, fully paid and nonassessable by the Company under the laws of the State of Maryland.

In rendering the opinion expressed herein based upon the laws of the State of Maryland, we have relied solely upon the opinion of Venable, Baetjer and Howard, LLP, special
Maryland counsel to the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any distributor or dealer in connection with the registration or qualification of the Company or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to the Company, is solely for the benefit of the Company and its Directors and its officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,

/s/ Willkie Farr & Gallagher